Exhibit 99.1

CBS CORPORATION ANNOUNCES FIRST QUARTER 2006 RESULTS

CBS Corporation (NYSE: CBS.A and CBS) announced on April 26, 2006 results for the first quarter ended March 31, 2006, posting solid revenue and net earnings per share increases from continuing operations.

Excluding 2006 stock option expense, and on a pro forma basis for 2005, the Company’s first quarter increases over the same quarter last year were as follows: 4% in revenues, 5% in net earnings from continuing operations to $232 million from $220 million and 11% in diluted earnings per share (“EPS”) to $.30 from $.27 Pro forma results for 2005 are adjusted for the separation and exclude a net gain on investments.

The Company reported free cash flow of $585 million, up 12% from $524 million for the same prior-year period. Free cash flow reflects the Company’s net cash flow from operating activities of $648 million less capital expenditures of $63 million. In the first quarter of 2006, the Company’s free cash flow was reduced by a $50 million contribution to pre-fund one of its qualified pension plans.

On a reported basis, the Company’s first quarter revenues increased 4% to $3.6 billion from $3.4 billion last year, led by growth of 5% in Television, 5% in Outdoor and 12% in Parks/Publishing, partially offset by a decline of 6% at Radio.

Operating income before depreciation and amortization (“OIBDA”) increased 1% to $634 million from $626 million, including increases of 3% in Television and 43% in Outdoor. Results in 2006 include stock option expense of $8.5 million ($5.1 million net of tax or $.01 per diluted share) due to the adoption of SFAS 123R, “Share-Based Payment.” Excluding stock option expense, OIBDA increased 3% to $643 million, including increases of 4% in Television and 43% in Outdoor.

Operating income increased 1% to $511 million from $505 million including increases of 3% in Television, 170% in Outdoor and 33% in Parks/Publishing. Excluding stock option expense, operating income increased 3 % to $520 million.

Net earnings from continuing operations of $227 million increased 1% from the first quarter of 2005, while diluted EPS from continuing operations increased 7% to $.30 from $.28 reflecting lower shares outstanding in 2006. Diluted EPS increased 11% to $.30 from 2005 pro forma EPS of $.27.

Consolidated and Segment Results

The tables below present the Company’s revenues, OIBDA and operating income for the three months ended March 31, 2006 and 2005 (dollars in millions).

	Three Months Ended March 31,		Better/
Revenues	2006	2005	(Worse)%
Television	$2,515.7	$2,395.1	5%
Radio	434.5	462.8	(6)
Outdoor	452.2	429.1	5
Parks/Publishing	187.5	167.6	12
Eliminations	(8.1)	(6.8)	(19)
Total Revenues	$3,581.8	$3,447.8	4%

	Three Months Ended March 31,		Better/
OIBDA	2006	2005	(Worse)%
Television	$423.7	$412.0	3%
Radio	170.6	197.2	(13)
Outdoor	99.1	69.3	43
Parks/Publishing	3.9	(3.9)	n/m
Corporate expenses	(27.7)	(18.9)	(47)
Residual costs	(35.3)	(29.7)	(19)
Total OIBDA	$634.3	$626.0	1%

	Three Months Ended March 31,		Better/
Operating Income	2006	2005	(Worse)%
Television	$382.8	$370.2	3%
Radio	162.6	189.5	(14)
Outdoor	44.5	16.5	170
Parks/Publishing	(13.3)	(19.8)	33
Corporate expenses	(30.1)	(21.6)	(39)
Residual costs	(35.3)	(29.7)	(19)
Total Operating Income	$511.2	$505.1	1%

n/m – not meaningful

Reconciliations of all non-GAAP and pro forma measures to reported results have been included at the end of this document.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication, Showtime Networks and CSTV Networks, Inc.)

Television revenues increased 5% to $2.5 billion reflecting a 55% increase in television license revenues principally due to the second cycle domestic syndication sale of Frasier in the first quarter of 2006. Affiliate fees increased 6% principally reflecting rate increases at Showtime Networks and the inclusion of CSTV Networks since its acquisition in January 2006. The segment’s television stations group experienced 3%

revenue growth. OIBDA and operating income both increased 3% to $424 million and $383 million, respectively. Excluding the impact of stock option expense, OIBDA increased 4% to $427 million.

Radio (CBS Radio)

Radio revenues decreased 6% to $435 million from $463 million, reflecting the continuing weakness in the radio advertising market, coupled with the impact of programming changes at 27 owned radio stations. OIBDA decreased 13% to $171 million and operating income decreased 14% to $163 million driven by the revenue decline, partially offset by slightly lower expenses.

Outdoor (CBS Outdoor)

Outdoor revenues increased 5% to $452 million from $429 million primarily reflecting a 10% increase in revenues from North American properties, partially offset by a 4% decline in European properties. In constant dollars, however, European properties grew 4% in revenues. North American properties delivered 10% growth in U.S. revenues, 9% growth in Canada and 28% growth in Mexico. Canada and Mexico benefited from the favorable impact of foreign exchange in 2006. In constant dollars, Outdoor revenues increased 8% from the same prior-year period. OIBDA increased 43% to $99 million and operating income increased 170% to $45 million from $17 million reflecting higher revenues in addition to slightly lower expenses. The decline in expenses is due in part to the exit from low margin transit contracts.

Parks/Publishing (Paramount Parks and Simon & Schuster)

Parks/Publishing revenues increased 12% to $188 million from $168 million and OIBDA increased to $4 million from a loss of $4 million for the same prior-year period. Parks/Publishing reported an operating loss of $13 million in the first quarter of 2006 versus an operating loss of $20 million in the first quarter of 2005. Publishing’s revenues increased 14% in 2006 on the strength of first quarter titles, including Two Little Girls in Blue by Mary Higgins Clark and Cell by Stephen King. Publishing’s OIBDA and operating income both increased $3 million in 2006 primarily driven by the revenue increases noted above.

On January 26, 2006, the Company announced its intention to divest Paramount Parks. The Company expects to complete the divestiture in the second half of 2006.

Corporate Expenses

Corporate expenses, excluding depreciation expense, increased to $28 million from $19 million primarily due to the inclusion of $3 million of stock option expense in 2006 and higher costs associated with operating as a stand-alone entity beginning in 2006. On a pro forma basis, and excluding 2006 stock option expense, corporate expenses increased to $25 million from $24 million.

Residual Costs

Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses. For the quarter, residual costs increased to $35 million from $30 million in the same prior-year period. This increase was due primarily to the recognition of higher actuarial losses which resulted from a change in the mortality rate assumption and lower than expected performance of plan assets in 2005.

Other Items, Net

For the first quarter of 2006, other items, net reflected a net loss of $3 million. For the first quarter of 2005, other items, net benefited from a gain on the sale of an investment of $65 million partially offset by a non-cash charge of $26 million associated with other-than-temporary declines in investments.

Provision for Income Taxes

For the first quarter of 2006, the Company’s effective income tax rate was 40.8% compared with 41.0% for the first quarter of 2005.

Separation

The separation of former Viacom Inc. (“Former Viacom”) into two publicly traded entities, CBS Corporation and new Viacom Inc. (“New Viacom”) was completed on December 31, 2005. As a result, each outstanding share of Former Viacom class A common stock was converted into .5 of a share of CBS Corporation Class A Common Stock and .5 of a share of New Viacom class A common stock and each outstanding share of Former Viacom class B common stock was converted into .5 of a share of CBS Corporation Class B Common Stock and .5 of a share of New Viacom class B common stock. All prior period share and per share data have been adjusted to reflect this conversion. The results of New Viacom have been reflected as discontinued operations in 2005.

Other Matters

On January 25, 2006, the Company’s Board of Directors declared a quarterly cash dividend of $.16 per share to stockholders of record at the close of business on February 28, 2006, and approximately $122 million was paid to these stockholders on April 1, 2006.

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and UPN), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Television and King World), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), theme parks (Paramount Parks), digital media (CBS Digital Media Group and CSTV Networks) and consumer products (CBS Consumer Products). In Fall 2006, UPN will cease operations and The CW, a new fifth broadcast television network, will launch as a joint venture between Warner Bros. Entertainment and CBS Corporation. For more information, log on to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements
This information contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; whether the Company will achieve results anticipated by the separation; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s Form 10-K for the period ended December  31, 2005. The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

 (Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended March 31,
	2006	2005

Revenues	$3,581.8	$3,447.8

Operating income	511.2	505.1

Interest expense	(144.3)	(175.1)
Interest income	12.6	3.0
Loss on early extinguishment of debt	(4.0)	—
Other items, net	(2.8)	39.7
Earnings before income taxes	372.7	372.7

Provision for income taxes	(151.9)	(152.8)
Equity in earnings of affiliated companies, net of tax	6.0	5.2
Minority interest, net of tax	.1	(.1)
Net earnings from continuing operations	226.9	225.0

Net earnings from discontinued operations	—	360.0
Net earnings	$226.9	$585.0

Basic earnings per common share:
Net earnings from continuing operations	$.30	$.28
Net earnings from discontinued operations	$—	$.44
Net earnings	$.30	$.72

Diluted earnings per common share:
Net earnings from continuing operations	$.30	$.28
Net earnings from discontinued operations	$—	$.44
Net earnings	$.30	$.72

Weighted average number of common shares outstanding:
Basic	762.8	812.5
Diluted	766.7	817.7

Dividends per common share	$.16	$.14

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited, all amounts are in millions)

	At March 31, 2006	At December 31, 2005

Assets
Cash and cash equivalents	$1,286.8	$1,655.3
Receivables, net	2,770.8	2,733.2
Inventory	800.3	976.3
Prepaid expenses and other current assets	1,338.4	1,430.7
Total current assets	6,196.3	6,795.5
Property and equipment	5,165.8	5,110.1
Less accumulated depreciation and amortization	1,960.8	1,877.3
Net property and equipment	3,205.0	3,232.8
Inventory	1,711.1	1,884.4
Goodwill	19,192.0	18,904.3
Intangible assets	10,513.9	10,514.2
Other assets	1,685.0	1,698.4
Total Assets	$42,503.3	$43,029.6

Liabilities and Stockholders’ Equity
Accounts payable	$479.9	$596.4
Participants’ share, residuals and royalties payable	804.2	867.9
Program rights	1,051.5	862.4
Current portion of long-term debt	17.4	747.1
Accrued expenses and other current liabilities	2,090.3	2,304.8
Total current liabilities	4,443.3	5,378.6
Long-term debt	7,085.3	7,153.2
Other liabilities	8,845.5	8,759.1
Minority interest	1.7	1.7
Stockholders’ equity	22,127.5	21,737.0
Total Liabilities and Stockholders’ Equity	$42,503.3	$43,029.6

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited, Dollars in millions)

	Three Months Ended March 31,
	2006	2005

Operating activities:
Net earnings	$226.9	$585.0
Less: Net earnings from discontinued operations	—	360.0
Net earnings from continuing operations	226.9	225.0

Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities:
Depreciation and amortization	123.1	120.9
Other, net	(4.4)	(4.6)
Change in assets and liabilities, net of effects of acquisitions	302.2	241.5
Net cash flow provided by operating activities attributable to discontinued operations	—	328.5
Net cash flow provided by operating activities	647.8	911.3
Investing activities:
Acquisitions, net of cash acquired and dispositions	(57.8)	(20.1)
Capital expenditures	(62.5)	(58.5)
Proceeds from sale of investments	—	106.9
Other investing activities	(43.4)	.3
Net cash flow used for investing activities attributable to discontinued operations	—	(33.6)
Net cash flow used for investing activities	(163.7)	(5.0)
Financing Activities:
Net borrowings (repayment) of debt, including capital leases	(758.9)	186.5
Dividends	(105.8)	(116.2)
Purchase of Company common stock	—	(1,476.2)
Proceeds from exercise of stock options	17.7	56.3
Other financing activities	(5.6)	—
Net cash flow used for investing activities attributable to discontinued operations	—	(17.5)
Net cash flow used for financing activities	(852.6)	(1,367.1)
Net decrease in cash and cash equivalents	(368.5)	(460.8)
Cash and cash equivalents at beginning of period (includes $150.0 million (2005) of discontinued operations cash)	1,655.3	928.2
Cash and cash equivalents at end of period (includes $124.3 million (2005) of discontinued operations cash)	$1,286.8	$467.4

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

Operating Income Before Depreciation and Amortization (“OIBDA”)

The following tables set forth the Company’s Operating Income before Depreciation and Amortization for the three months ended March 31, 2006 and 2005. The Company defines “Operating Income before Depreciation and Amortization” (“OIBDA”) as net earnings adjusted to exclude the following line items presented in its Statements of Operations: Net earnings from discontinued operations; Minority interest, net of tax; Equity in earnings of affiliated companies, net of tax; Provision for income taxes; Other items, net; Loss on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As OIBDA excludes certain financial information compared with net earnings, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. The Company provides the following reconciliations of Total OIBDA to net earnings and OIBDA for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

	Three Months Ended March 31, 2006
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$423.7	$(40.9)	$382.8
Radio	170.6	(8.0)	162.6
Outdoor	99.1	(54.6)	44.5
Parks/Publishing	3.9	(17.2)	(13.3)
Corporate expenses	(27.7)	(2.4)	(30.1)
Residual costs	(35.3)	—	(35.3)
Total	$634.3	$(123.1)	$511.2

	Three Months Ended March 31, 2005
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$412.0	$(41.8)	$370.2
Radio	197.2	(7.7)	189.5
Outdoor	69.3	(52.8)	16.5
Parks/Publishing	(3.9)	(15.9)	(19.8)
Corporate expenses	(18.9)	(2.7)	(21.6)
Residual costs	(29.7)	—	(29.7)
Total	$626.0	$(120.9)	$505.1

	Three Months Ended March 31,
	2006	2005
Total operating income before depreciation & amortization	$634.3	$626.0
Depreciation and amortization	(123.1)	(120.9)
Operating income	511.2	505.1
Interest expense	(144.3)	(175.1)
Interest income	12.6	3.0
Loss on early extinguishment of debt	(4.0)	—
Other items, net	(2.8)	39.7
Earnings before income taxes	372.7	372.7
Provision for income taxes	(151.9)	(152.8)
Equity in earnings of affiliated companies, net of tax	6.0	5.2
Minority interest, net of tax	.1	(.1)
Net earnings from continuing operations	226.9	225.0
Net earnings from discontinued operations	—	360.0
Net earnings	$226.9	$585.0

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free Cash Flow

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures and operating cash flow of discontinued operations. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended March 31,
	2006	2005
Net cash flow provided by operating activities	$647.8	$911.3
Less capital expenditures	62.5	58.5
Less operating cash flow of discontinued operations	—	328.5
Free cash flow	$585.3	$524.3

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Excluding Stock Option Expense in 2006

The following table reconciles financial measures excluding stock option expense to reported financial measures included herein. The Company believes that adjusting its financial results for stock option expense due to the adoption of SFAS 123R provides investors with a clearer perspective on the current underlying financial performance of the Company.

	Three Months Ended March 31, 2006
	2006 Reported	Stock Option Expense	2006 Excluding Stock Option Expense
Revenues	$3,581.8	$—	$3,581.8
OIBDA	634.3	8.5	642.8
Operating income	511.2	8.5	519.7
Interest expense	(144.3)	—	(144.3)
Interest income	12.6	—	12.6
Loss on early extinguishment of debt	(4.0)	—	(4.0)
Other items, net	(2.8)	—	(2.8)
Earnings before income taxes	372.7	8.5	381.2
Provision for income taxes	(151.9)	(3.4)	(155.3)
Equity in earnings of affiliated companies, net of tax	6.0	—	6.0
Minority interest, net of tax	.1	—	.1
Net earnings from continuing operations	$226.9	$5.1	$232.0

Diluted EPS from continuing operations	$.30	$.01	$.30
Diluted weighted average number of common shares outstanding	766.7	766.7	766.7

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

	Three Months Ended March 31,		Better/
	2006	2005	(Worse)%
Total Company
OIBDA, as reported	$634.3	$626.0	1%
Stock option expense	8.5	—	n/m
OIBDA, excluding stock option expense	642.8	626.0	3%
Separation adjustments	—	(5.2)	100%
OIBDA, excluding stock option expense and including separation adjustments	$642.8	$620.8	4%

Television
OIBDA, as reported	$423.7	$412.0	3%
Stock option expense	3.6	—	n/m
OIBDA, excluding stock option expense	$427.3	$412.0	4%
Radio
OIBDA, as reported	$170.6	$197.2	(13)%
Stock option expense	1.4	—	n/m
OIBDA, excluding stock option expense	$172.0	$197.2	(13)%
Outdoor
OIBDA, as reported	$99.1	$69.3	43%
Stock option expense	.3	—	n/m
OIBDA, excluding stock option expense	$99.4	$69.3	43%
Parks/Publishing
OIBDA, as reported	$3.9	$(3.9)	n/m
Stock option expense	.3	—	n/m
OIBDA, excluding stock option expense	$4.2	$(3.9)	n/m
Corporate Expenses
OIBDA, as reported	$(27.7)	$(18.9)	(47)%
Stock option expense	2.9	—	n/m
OIBDA, excluding stock option expense	(24.8)	(18.9)	(31)%
Separation adjustments	—	(5.2)	100%
OIBDA, excluding stock option expense and including separation adjustments	$(24.8)	$(24.1)	(3)%

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

Pro Forma 2005

The following tables reconcile pro forma financial measures to reported financial measures included herein. The Company believes that adjusting its financial results for certain items provides investors with a clearer perspective on the current underlying financial performance of the Company.

	Three Months Ended March 31, 2005
	2005 Reported	Net Gain on Investments	Separation Adjustments		2005 Pro forma
Revenues	$3,447.8	$—	$—		$3,447.8
OIBDA	626.0	—	(5.2	)(1)	620.8
Operating income (loss)	505.1	—	(5.2	)(1)	499.9
Interest expense	(175.1)	—	35.5	(2)	(139.6)
Interest income	3.0	—	—		3.0
Other items, net	39.7	(38.1)	—		1.6
Earnings before income taxes	372.7	(38.1)	30.3		364.9
Provision for income taxes	(152.8)	15.2	(12.1	)(3)	(149.7)
Equity in earnings of affiliated companies, net of tax	5.2	—	—		5.2
Minority interest, net of tax	(.1)	—	—		(.1)
Net earnings from continuing operations	$225.0	$(22.9)	$18.2		$220.3

Diluted EPS from continuing operations	$.28	$(.03)	$.02		$.27
Diluted weighted average number of common shares outstanding	817.7	817.7	817.7		817.7

	Twelve Months Ended December 31, 2005
	2005 Reported	Impairment Charges	Separation Adjustments		2005 Pro forma
Revenues	$14,536.4	$—	$—		$14,536.4
Operating income (loss)	(6,817.9)	9,484.4	(10.5	)(1)	2,656.0
Interest expense	(720.5)	—	175.7	(2)	(544.8)
Interest income	21.4	—	—		21.4
Other items, net	5.3	3.3	—		8.6
Earnings (loss) before income taxes	(7,511.7)	9,487.7	165.2		2,141.2
Provision for income taxes	(808.1)	(25.2)	(65.9	)(3)	(899.2)
Equity in earnings of affiliated companies, net of tax	(1.5)	20.7	—		19.2
Minority interest, net of tax	(.5)	—	—		(.5)
Net earnings (loss) from continuing operations	$(8,321.8)	$9,483.2	$99.3		$1,260.7

Diluted EPS from continuing operations	$(10.54)	$12.01	$.13		$1.59
Diluted weighted average number of common shares outstanding	789.7	789.7	789.7		793.9

Separation adjustments reflect the following pro forma adjustments: (1) additional corporate expenses as a result of the separation; (2) interest savings from lower debt level resulting from the separation; (3) tax effect of pro forma adjustments